AGREEMENT FOR SALE OF STOCK

THIS AGREEMENT, made and entered into this 11th day of November, 2004, Investnet, Inc., a Nevada corporation, hereinafter referred to as "Seller" or the ‘Company,” and Leading Management Limited, hereinafter referred to as "Buyer";

WITNESSETH:

WHEREAS, Seller is the owner of 607 shares (the “Shares”) of the issued and outstanding stock of Advance Tech (Asia) Limited, (hereinafter “Advance Tech”), representing 97.6% of the issued and outstanding common stock of Advance Tech; and

WHEREAS, Seller, on November 11, 2003, entered into an Acquisition Agreement with AGrade Limited, Advance Tech Asset Management Limited, Advance Tech (Asia) Limited and Ho Chun Lung Terence wherein the Company agreed acquire 607 shares or 97.6 of Advance Tech through issue to the shareholders of Advance Tech Asset Management Limited 22,312,500 shares of its common stock in exchange for all the issued and outstanding shares of Advance Tech Asset Management Limited’s majority owned subsidiary Advance; and

WHEREAS, the Company now desire to terminate its interest in the business activities of Advance Tech through disposition of the Shares; and

WHEREAS, Buyer desires to purchase or acquire the Shares pursuant to and in accordance with the terms and conditions of this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants and conditions contained herein, the parties hereto agree as follows:

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1.

Sale of Shares.  Seller hereby agrees to sell or transfer, and Buyer hereby agrees to purchase or acquire the Shares on the date of Closing, for the consideration and on the terms and conditions specified herein.

2.

Consideration.  As consideration for acquisition of the Shares:

2.1

Buyer hereby agreed to assume and pay, and to hold us harmless from liability on the Seller’s obligation to Advance Tech, which has been shown on our balance sheet as an amount due to a related company.   Also, with the transfer of our ownership interest in Advance Tech to the Buyer, the Buyer and Advance Tech, in jointly and in severally, shall indemnify and hold the Company harmless from and against any and all bank loans, mortgages, borrowings, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interests and expenses (collectively "Liabilities") existing in or arising out the operations of Advance Tech on or before the date of the Agreement details as stipulated in the Exhibit A of the Agreement under the “LIABILITIES” section of the financial statements of Advance Tech.

2.2

Seller agrees to issue to the Buyer a total of 10,000 shares of preferred stock of the Company.  Preferred stock shall represent 25% of the voting rights of the Company.

2.3

Seller shall hold Advance Tech and Advance Tech shall hold the Seller harmless from all the inter-company account receivables and account payables incurred and outstanding between Seller and Advance Tech as stipulated in the financial statements in Exhibit A.

2.4

Advance Tech shall, before the date of Closing, execute relevant legal documentations to transfer the intellectual property ownerships of ALL the software as stipulated in the financial statements of Exhibit A to the beneficence of the Seller.

3.

Representation and Warranty of Seller.  Seller hereby represents and warrants to Buyer that at Closing, Buyer shall receive good and marketable title to the Shares to be purchased by Buyer pursuant to this Agreement, free and clear of any pledges, liens, restrictions and encumbrances of any nature.

4.

Representations and Warranties of Buyer.  Buyer makes the following representations and warranties, each of which is being relied upon by Seller:

a.

There is no litigation, proceeding or investigation pending or threatened against Buyer which questions the validity of this Agreement or of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement.

b.

Buyer is relying upon his own investigation and knowledge of the business and operations of Advance Tech in electing to purchase the Shares, has had such access to the books and records, and other information relating to the business and operations of Advance Tech that he is able to make a fully informed decision regarding the merits and risks of purchase of the Shares, and is not relying upon information or representations provided by Seller for such purpose.

5.

Assets and Liabilities of Advance Tech.

  Seller and Buyer hereby agree that to the best of their knowledge the assets and liabilities shown on Exhibit A to this Agreement represent all of the outstanding assets and liabilities of Advance Tech as of the date of this Agreement, and further agree that such Schedule shall be updated at Closing.  The liabilities include, without limitation, various bank loans, accounts payable, taxes due and payable and other corporate obligations.

6.

Indemnification.

Buyer acknowledges that all liabilities listed on Exhibit A are the obligation of Advance Tech and are not the obligation of Seller. By execution of this Agreement, Buyer agrees to indemnify and hold Seller, and its officers, directors, agents and employees harmless from any and all liability, loss, expense, cost or damage of any kind or nature whatsoever that Seller, or its officers, directors, agents and employees may at any time incur with respect to any of such liabilities.

7.

Survival of Representations, Warranties and Agreements.  All representations, warranties and agreements contained in this Agreement or any certificate or other instrument delivered by Seller or Buyer pursuant to this Agreement shall be deemed to be made as of the Closing, as well as of the date hereof, and shall survive the Closing.

8.

Risk of Loss.

 The risk of loss to the assets of Advance Tech prior to Closing shall be upon Advance Tech and the Seller.  From the time of Closing and thereafter, all risk of loss or damage shall be upon Advance Tech and the Buyer.

9.

Notices.  All notices, letters, financial statements, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given if delivered in person or deposited in the United States mail (registered or certified, return receipt requested) or otherwise actually delivered:

a.

If to Seller:

Investnet, Inc.

Unit 3302, 33/F, Tower Two

Lippo Centre, 89 Queensway

Admiralty, Hong Kong

b.

If to Buyer:

Leading Management Limited

Unit B, 11/F, Sincere Insurance Building

6 Hennessy Road, Queensway

Hong Kong

10.

Binding Agreement.  This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, legal representatives, successors and assigns.

11.

Entirety.  This Agreement shall be deemed to constitute the entire agreement of the parties and supersedes any and all prior agreements, arrangements, or understandings between the parties relating to the subject matter hereof.  No oral understandings, statements, promises or inducements contrary to the terms of this Agreement exist.  The representations, warranties, covenants and agreements between the parties shall be as set forth herein, and neither party shall be bound by any prior, contemporaneous or subsequent statement, condition, representation or understanding unless the same is set forth in a written amendment attached hereto.

12.

Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada.

13.

Securities Disclosure.  Buyer acknowledges and understands that the Shares have not been registered under the Securities Act of 1933, as amended, and may not be sold without compliance with that Act.  There is no present market for the Shares.  Buyer has been given access to all information concerning the business of Advance Tech and has been given the opportunity to ask questions of and receive information from Seller, to his satisfaction.  Buyer understands the substantial risk factors involved in purchasing the Shares and has made an informed judgment to buy the stock.

14.

Closing.  The term "Closing" as used herein shall refer to the date and time the sale, purchase, transfers, assignments, and deliveries required to consummate the transactions contemplated by this Agreement occur.  The Closing shall occur on November 23, 2004, or such earlier or later time as is mutually agreed upon by the parties hereto.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

SELLER

INVESTNET, INC.

By: /s/ Terence Ho, Chairman

BUYER

LEADING MANAGEMENT LIMITED

By: /s/ Han Yang, Director

EXHIBIT A

Advance Tech (Asia) Limited
Balance Sheet
As of September 20, 2004	Sep 20, '04

ASSETS
Current Assets
Current/Savings
Total Hang Seng Bank	17,322.88

HSBC
Total HSBC	6,812.26

Nangyang Commercial Bank
Total Nangyang Commercial Bank	86.83

Total Current Assets	24,221.97

Fixed Assets
Computer Equipment & Software
Depreciation	(5,300,032.90)
Original Cost	15,211,749.50
Total Computer Equipment & Software	9,911,716.60

Leasehold Improvement
Depreciation	(18,333.32)
Original Cost	110,000.00
Total Leasehold Improvement	91,666.68

Office Furniture & Equipment
Depreciation	(144,052.55)
Original Cost	198,573.00
Total Office Furniture & Equipment	54,520.45

Total Fixed Assets	10,057,903.73

Other Assets
Current Assets
Deposits Paid	77,286.00
Prepayments	7,369.91
Total Current Assets	84,655.91

Related Companies
Interchance Ltd	5,000.00
Investnet Inc	488,600.00
Total Related Companies	493,600.00

Total Other Assets	578,255.91

TOTAL ASSETS	10,660,381.61

EXHIBIT A

Advance Tech (Asia) Limited
Balance Sheet
As of September 20, 2004

LIABILITIES & EQUITY
Liabilities
Current Liabilities
Other Current Liabilities
Accrued Expenses
MPF Payable	3,487.50
Accrued Expenses - Other	494,872.80
Total Accrued Expenses	498,360.30

Loan - Hang Seng Bank	405,486.62
Loan - Nanyang Commercial Bank	271,392.26
Loan from Directors	1,873,493.41
Total Other Current Liabilities	3,048,732.59
Total Current Liabilities	3,048,732.59

Long Term Liabilities
Deferred Taxation	520,000.00
Total Long Term Liabilities	520,000.00
Total Liabilities	3,568,732.59

Equity
Owner's/Shareholder's Equity
Shareholder Capital	4,851.60
Shareholder Premium	5,175,914.40
Total Owner's/Shareholder's Equity	5,180,766.00
Total Equity	5,180,766.00

Profit & Loss Accounts	3,845,219.02
Retained Earnings	4,752,540.92
Net Income	(6,686,876.92)
Total Equity	7,091,649.02

TOTAL LIABILITIES & EQUITY	10,660,381.61

EXHIBIT A

Advance Tech (Asia) Limited
Profit and Loss
April through September 20, 2004

	Jul - Sep 20 '04	Jan - Sep 20 '04
Ordinary Income/Expense
Income
System Integration Income	2,000.00	2,000.00
Total Income	2,000.00	2,000.00

Cost of Goods Sold
Cost of Sales
Hardware/Software Purchase	1,500.00	1,500.00
Total Cost of Sales	1,500.00	1,500.00
Total COGS	1,500.00	1,500.00

Gross Profit	500.00	500.00

Expense
ADMINISTRATIVE EXPENSES
Auditors' Remuneration	100,000.00	140,000.00
Building Management Fee	16,241.81	70,505.81
Business Registration Fee	0.00	2,600.00
Consultancy Fee	0.00	1,000.00
Directors' Quarters Expenses	0.00	150,998.00
Directors' Remuneration	31,000.00	207,000.00
Donation	0.00	7,388.55
Electricity and Water	2,182.90	9,149.90
Exchange diff	0.00	165.00
Insurance	1,467.00	3,890.98
Legal and Professional Fees	6,400.00	197,861.35
Licence & Registration Fee	20.00	20.00
Local Travelling	2,709.60	6,496.20
Medical Expenses	5,412.00	28,565.00
Motor Vehicle Expenses	49,864.25	149,511.13
MPF contributions	4,117.50	16,168.75
Oversea Travelling	27,154.31	108,243.74
Postage & Office Supplies	1,265.15	6,343.11
Printing	177.85	1,721.42
Rent and Rates	43,868.71	196,247.14
Staff Salaries	91,184.00	402,209.00
Staff Welfare	9,373.76	39,515.88
Telephone	26,692.77	62,554.77
Total ADMINISTRATIVE EXPENSES	419,131.61	1,808,155.73

DISTRIBUTION COSTS
Advertising and Promotion	3,783.00	3,783.00
Entertainment	23,508.15	120,514.33
Internet Connection	4,976.00	13,912.00

EXHIBIT A

Research and Marketing	330,892.00	793,898.00
Total DISTRIBUTION COSTS	363,159.15	932,107.33
FINANCE COSTS
Bank loan interest	5,663.25	48,052.09
Bank Overdraft Interest	13.52	13.52
Finance lease charges	0.00	10,590.35
Total FINANCE COSTS	5,676.77	58,655.96

OPERATING EXPENSES
Bad Debts	1,976,000.00	1,976,000.00
Bank Charges	640.00	3,713.75
Dep-Computer Equipment	762,776.13	2,288,328.39
Dep-Furniture, Fixtures & Equip	8,610.75	38,235.90
Dep-Motor Vehicles	4,700.00	59,604.50
Fixed Assets Written Off	(26,675.04)	(27,694.16)
Improvements Amortization	13,749.99	31,552.12
Sundry Expenses	23,898.00	38,717.40

Total OPERATING EXPENSES	2,763,699.83	4,408,457.90
Total Expense	3,551,667.36	7,207,376.92
Net Ordinary Income	(3,551,167.36)	(7,206,876.92)

Other Income/Expense
Other Expense
Taxation	0.00	(520,000.00)
Total Other Expense	0.00	(520,000.00)
Net Other Income	0.00	520,000.00

Net Income	(3,551,167.36)	(6,686,876.92)